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Exhibit 99.(a)(5)(E)

[PRIMORIS SERVICES CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES
PRELIMINARY RESULTS OF TENDER OFFER

        Lake Forest, CA—December 29, 2008—Primoris Services Corporation (NasdaqGM: PRIM; PRIMU; PRIMW) ("Primoris" or "Company"), one of the largest specialty contractors and engineering companies in the United States, today announced the preliminary results of its previously announced modified "Dutch Auction" tender offer to purchase certain common stock purchase warrants (collectively, "the Warrants"). The tender offer expired at 12:00 Midnight, Eastern Time, on December 24, 2008.

        Based on the preliminary count by the depositary for the tender offer, Primoris expects to purchase approximately 1,416,908 Warrants in the tender offer, at a price of $1.20 per Warrant, for a total cost of approximately $1.7 million, excluding fees and expenses related to the tender offer. With completion of the tender offer, Primoris will have approximately 4,894,456 Warrants outstanding.

        The number of Warrants to be purchased and the price per Warrant under the tender offer are preliminary. Final results will be determined subject to confirmation by the depositary of the proper delivery of the Warrants validly tendered and not withdrawn. The actual number of Warrants to be purchased and the price per Warrant will be announced following the completion of the confirmation process. Payment for the Warrants accepted for purchase, and return of all other Warrants tendered and not purchased, will occur promptly thereafter.

        Warrant holders and investors who have questions or need information about the tender offer may contact the information agent, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, New York 10016, or by emailing tenderoffer@mackenziepartners.com or calling (212) 929-5500 (call collect) or (800) 322-2885 (call toll free).

        The terms and conditions of the offer are as set forth in the offer to purchase, letter of transmittal and related documentation that were distributed to holders of the Company's Warrants and filed with the Securities and Exchange Commission ("SEC") on November 26, 2008. A copy of the offering documents may be obtained for free from MacKenzie Partners, Inc. or at the SEC's website at http://www.sec.gov. This press release itself is not intended to constitute an offer or solicitation to buy or exchange securities in the Company, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

        In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, Primoris files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Primoris at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Primoris' filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

About Primoris

        Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.

Forward-Looking Statements

        This press release contains certain forward-looking statements, including with regard to the Company's future performance. Words such as "estimated," "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of the Company's Registration Statement on Form S-4, as amended (File No. 333-150343), and other filings with the SEC, including the Company's Form 10-Q which was filed on November 14, 2008. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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  Exhibit 99.(a)(5)(E)